EXHIBIT 99.1

Press Release
For Immediate Release

Beazer Homes Names Robert L. Salomon as Chief Accounting Officer

ATLANTA, January 18, 2008 – Beazer Homes USA, Inc. (NYSE:  BZH) (www.beazer.com) today announced the appointment of Robert L. Salomon as Senior Vice President, Chief Accounting Officer and Controller, effective February 11, 2008.

Mr. Salomon joins Beazer Homes from homebuilding company Ashton Woods Homes, where he has served as Chief Financial Officer and Treasurer since 1998. Previously, he served with homebuilder MDC Holdings, Inc. in accounting and finance roles with increasing responsibility over a 6 year period.  A Certified Public Accountant, Mr. Salomon has 24 years of financial management experience, 16 of which have been in the homebuilding industry. Mr. Salomon is a member of the American Institute of Certified Public Accountants and a graduate of the University of Iowa with a Bachelor of Business Administration.

Allan P. Merrill, Executive Vice President and Chief Financial Officer said, “We are extremely pleased to welcome someone of Bob’s caliber to our management team.  His combination of accounting, financial management and industry experience will be extremely valuable as we manage through the current challenges in the housing market and position the Company to realize the opportunities that will arise when our markets begin to recover.”

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers.  Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Contact:   Leslie H. Kratcoski, Vice President; (770) 829-3700; lkratcos@beazer.com